Exhibit 10.12
Summary of Oral Agreement between SPI Petroleum LLC and E Z Shop, Inc.
The Company and E Z Shop, Inc. have entered into an oral agreement whereby the Company agreed to supply diesel fuel at cost to E Z Shop, Inc. for an indefinite period of time. Both companies agreed that there would be no minimum purchase requirements and that all fuel supplied would be on an as needed basis. Pursuant to this agreement, E Z Shop, Inc. agreed to pay to the Company an annual administrative fee of $42,000 related to credit card sales.